Exhibit 8.1
Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
October 24, 2008
Precision Drilling Trust
4200, 150-6th Avenue S.W.
Calgary, Alberta, Canada T2P 3Y7
          Re:         Precision Drilling Trust/Grey Wolf, Inc. Merger
          Ladies and Gentlemen:
          We have acted as counsel to Precision Drilling Trust, an Alberta unincorporated open-ended investment trust (“Precision”), in connection with the Agreement and Plan of Merger, dated as of August 24, 2008 (including the exhibits thereto, the “Agreement”), by and among Precision, Grey Wolf, Inc., a Texas corporation (“Grey Wolf”), Precision Drilling Corporation, an Alberta corporation (“PDC”), and Precision Lobos Corporation, a Texas corporation and wholly-owned subsidiary of Precision (“Merger Sub”), pursuant to which Grey Wolf shall be merged with and into Merger Sub with Merger Sub surviving (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form F-4 (Registration No. 333-153664) (as amended, the “Registration Statement”) filed by Precision with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Agreement and to which this opinion appears as an exhibit.
          We have examined (i) the Agreement and (ii) the Registration Statement. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
          In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) any written representations made in the Agreement, or otherwise made to us by officers of Precision, Grey Wolf or Merger Sub, “to the knowledge of”, or based on the belief of Precision, Grey Wolf, PDC and Merger Sub or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

          Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein,
(i)	it is our opinion under currently applicable U.S. federal income tax law, that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) each of Precision, Grey Wolf and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

(ii)	we adopt and confirm that the statements set forth under the caption “The Merger — Material US Federal Income Tax Consequences of the Merger and of Owning Precision Trust Units” in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the Merger to Precision, Merger Sub, Grey Wolf and Grey Wolf common shareholders, are our opinion as to the material U.S. federal income tax consequences of the Merger to such persons.
          We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal tax law of the United States.
          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.
Very truly yours,
/s/ Mayer Brown LLP